Exhibit 10.43

CAPMARK FINANCIAL GROUP INC.

SEVERANCE PAY PLAN

AMENDMENT

Capmark Financial Group Inc. (the “Company”) adopted the Capmark Financial Group Inc. Severance Pay Plan. (the “Plan”).  The Company hereby amends the Plan as hereinafter set forth effective on the execution date of this Amendment.

1. Subsection 1(b) is amended to read as follows:

“(b)  ‘Base Pay Rate’  means (i) the annual base salary rate as of the date of employment termination or transfer to a temporary status under subsection 4(f) for an eligible Employee compensated on a salaried basis or a salary-based compensation pay plan,  (ii) the straight time hourly rate as of the date of employment termination or transfer to a temporary status under subsection 4(f) for an eligible Employee compensated on an hourly basis or (iii) the greater of $50,000 or the annual base salary rate as of the date of employment termination or transfer to a temporary status under subsection 4(f) for an eligible Employee compensated on a commission-based compensation pay plan.”

2. Subsection 1(p) is amended to read as follows:

“(p)  ‘Weekly Pay Rate’ means (i) the eligible Employee’s Base Pay Rate divided by 52 for an eligible Employee compensated on a salaried basis or a salary-based compensation pay plan, (ii) the eligible Employee’s Base Pay Rate multiplied by the number of hours the eligible Employee regularly is scheduled to work each week, not to exceed 40 hours per week, for an eligible Employee compensated on an hourly basis or (iii) the greater of (A) $961.54 per week or (B) the Base Pay Rate determined by application of annual base salary divided by 52, for an eligible Employee compensated on a commission-based compensation pay plan.”

EXECUTED this 29th day of February, 2008.

CAPMARK FINANCIAL GROUP INC.

By:	/s/ Linda Pickles